Exhibit 21.1

Subsidiaries of the Registrant*
Name of Entity	Jurisdiction
HIVE Blockchain Switzerland AG	Switzerland
HIVE Blockchain Iceland ehf.	Iceland
Bikupa Datacenter AB	Sweden
Bikupa Datacenter 2 AB	Sweden
Bikupa Real Estate AB	Sweden
BUZZ High Performance Computing AB	Sweden
Hive Digital Data Ltd.	Bermuda
Liv Eiendom AS	Norway
9376-9974 Quebec Inc.	Canada
HIVE Atlantic Datacentres Ltd	Canada
BUZZ Performance Computing Ltd. (f/k/a Hive Performance Computing Ltd.)	Bermuda
BUZZ Performance Cloud Inc. (f/k/a Hive Performance Cloud Inc.)	Canada
Zunz S.A.	Paraguay
W3X S.A.	Paraguay
Paraguay Digital Ltd.	Canada
HIVE Holdings Paraguay 1 Ltd	Bermuda
HIVE Holdings Paraguay 2 Ltd	Bermuda
HIVE Holdings Paraguay 3 Ltd	Bermuda
HIVE Holdings Paraguay 4 Ltd	Bermuda
BUZZ High Performance Computing Inc.	Canada
BUZZ Holdings Inc.	Barbados
Megawatt Mining Corp.	Canada
HIVE Bermuda 2026 Ltd.	Bermuda
HIVE Convert Ltd.	Canada

* Inclusion on the list above is not an admission that any of the above entities, individually or in the aggregate, constitutes a significant subsidiary within the meaning of Rule 1-02(w) of Regulation - and Item 601(b)(21)(ii) of Regulation S-K.